EXECUTION

THIRD LEASE AMENDMENT AGREEMENT

This Third Lease Amendment Agreement (this  "Amendment") is dated as of October 26, 2021 (the  "Effective Date"), by and between STAMFORD WASHINGTON OFFICE LLC, a Delaware limited liability company, with an address at c/o George Comfort & Sons, Inc., 200  Madison Avenue, New York, New York  10016 ("Landlord"), and WORLD WRESTLING ENTERTAINMENT,  INC., a Delaware corporation, having an address at 1241 East Main Street, Stamford, Connecticut  06902 ("Tenant").

W I T N E S S E T H  :

WHEREAS, pursuant to that certain Agreement of Lease dated March 7, 2019, as amended and/or supplemented by that certain Landlord Delivery Work Notice dated April 29, 2019, and by that certain Commencement Date Letter dated June 26, 2019, and by that certain Landlord Delivery Work Notice dated June 26, 2019, and by that certain Tenant Delay Notice dated October 24, 2019, and by that certain Letter Agreement re: Landlord's Work Credits dated December 16, 2019, and by that certain Lease Amendment Agreement dated November 25, 2020 (the "First Amendment"), and by that certain Second Lease Amendment Agreement dated as of June 16, 2021 (the "Second Amendment") (said Agreement of Lease, as so amended and/or supplemented, collectively, the "Lease"), Landlord leases unto Tenant certain premises more particularly described therein, constituting the interior area comprising the lobby and the interior rentable areas comprising the entire fifth (5th), sixth (6th), and seventh (7th) floors of the Pavilion Building and certain Equipment Space (as defined in the First Amendment) on the fourth (4th) floor of the Pavilion Building (collectively, the "Pavilion Premises"), and the interior rentable areas comprising the entire sixth (6th), seventh (7th), twelfth (12th), and thirteenth (13th) floors of the Tower Building (collectively, the "Tower Premises"; which Tower Premises, together with the Pavilion Premises, are collectively referred to as the "Premises") consisting of a total of 415,266 rentable square feet of space, for a term that commenced on July 1, 2019 and is scheduled to expire on December 31, 2035, unless sooner terminated or otherwise extended pursuant to the terms of the Lease (said Lease term, as same may be so terminated or extended, hereinafter referred to as the "Term"); and

WHEREAS,  Landlord and Tenant agree that Tenant wishes to vacate and surrender 32,980 rentable square feet of space, being the entire interior rentable area of the twelfth (12th) floor of the Tower Premises, to Landlord earlier than the scheduled Expiration Date of December 31, 2035; and

WHEREAS,  effective as of the Surrender Date (as hereinafter defined), Landlord and Tenant wish to reduce the Premises to exclude such 32,980 rentable square feet of space (the "Surrender Space"), as outlined on Exhibit A attached hereto and made a part hereof, and to make certain other conforming changes to the Lease; and

WHEREAS, Landlord and Tenant now desire that the Lease be appropriately amended.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows, as of the Effective Date, notwithstanding anything to the contrary contained in the Lease or in any other agreements between the parties:

1.General Definitions.  Capitalized terms used but not separately defined in this Amendment shall have their respective meanings used in the Lease.

2.Surrender Date; Termination Fee.

(a)The "Surrender Date" as used herein shall mean December 31, 2021.

(b)In consideration of and as an inducement to Landlord to enter into this Amendment, Tenant hereby agrees to pay to Landlord, within ten (10) Business Days following Landlord’s satisfaction of the Lender Approval Contingency set forth in Section 5 of this Amendment, the sum of $858,182.17 (the "Termination Fee"), in good funds, subject to collection, time being of the essence. The Termination Fee represents the unamortized brokerage commissions incurred by Landlord for the Surrender Space per the Lease.  In addition, the parties hereby acknowledge and agree that Tenant shall continue to pay the Fixed Rent payable for the Surrender Space in the monthly amount of $167,648.33 for the eighteen (18) month period from January 1, 2022 through June 30, 2023.  For the avoidance of doubt, payment of the Termination Fee, surrender of the Surrender Space and the other terms and conditions of this Amendment shall not impact, reduce or otherwise limit Tenant’s obligation to make the Fixed Rent Deferral payments pursuant to the First Amendment.

3.Access and Landlord's Work to Surrender Space.  Between the Effective Date and the Surrender Date, Tenant hereby agrees that Landlord and Landlord's designees, agents, employees, contractors and subcontractors shall have access to and use of the Surrender Space to remove the internal convenience stairway between the twelfth (12th) floor and thirteenth (13th) floor of the Tower Building,  which connects the Surrender Space to the thirteenth (13th)  Floor Tower Premises, and to fill in and finish the Surrender Space floor slab and the thirteenth (13th) floor floor slab following such removal so as to constitute a finished, separately-demised floor space from the remaining Tower Premises.  Said work shall be performed at no cost or expense to Tenant, in a good and workmanlike manner, and in compliance with all applicable Requirements.  Landlord shall also perform such work so as not to unreasonably interfere with any Tenant's Work, Landlord and Tenant hereby agreeing to reasonably cooperate with one another in connection with such work.  Landlord shall substantially complete such work on or before the Surrender Date, subject to Unavoidable Delays.

4.Various Changes.  On the Surrender Date, all of the following changes to the Lease shall automatically become effective for the balance of the Term, except as specifically herein provided:

(a)Deletion of Surrender Space.  The 32,980 rentable square feet of space on the twelfth (12th) floor of the Tower Building constituting the Surrender Space shall be deleted from the Premises.  Accordingly, from and after the Surrender Date, and continuing for the balance of the Term, the "Premises" as used in the Lease, shall refer, for all purposes, to the originally-

demised Premises, as reduced by the Surrender Space, totaling, in the aggregate, following such reduction, 382,286 rentable square feet of space (the parties hereby stipulating to such rentable area).

(b)Annual Fixed Rent.  The Annual Fixed Rent for the period allocable to the Surrender Date and continuing for the balance of the Term shall be payable as provided in the Lease for the Premises (as reduced by the Surrender Space), monthly, in advance, without any prior demand therefor and without any deductions, counterclaims, abatements or set-offs (except as specifically permitted under the Lease), at the following rates for the thirteenth (13th) Floor Tower Premises, during the following periods:

FIXED RENT SCHEDULE FOR  13th FLOOR TOWER PREMISES

Lease Year	RSF	Annual Rate Per RSF	Annual Rate	Monthly Rate
1	20,025	$61.00	$1,221,525.00	$101,793.75
2	20,025	$61.00	$1,221,525.00	$101,793.75
3	20,025	$61.00	$1,221,525.00	$101,793.75
4	20,025	$61.00	$1,221,525.00	$101,793.75
5	20,025	$61.00	$1,221,525.00	$101,793.75
6	20,025	$66.00	$1,321,650.00	$110,137.50
7	20,025	$66.00	$1,321,650.00	$110,137.50
8	20,025	$66.00	$1,321,650.00	$110,137.50
9	20,025	$66.00	$1,321,650.00	$110,137.50
10	20,025	$66.00	$1,321,650.00	$110,137.50
11	20,025	$71.00	$1,421,775.00	$118,481.25
12	20,025	$71.00	$1,421,775.00	$118,481.25
13	20,025	$71.00	$1,421,775.00	$118,481.25
14	20,025	$71.00	$1,421,775.00	$118,481.25
15	20,025	$71.00	$1,421,775.00	$118,481.25

 (c)Tenant's Proportionate Share.  To reflect the deletion of the Surrender Space from the Premises, (i) "Tenant's Proportionate Share" shall be reduced from 63.26% to 58.79% (based on 382,286 rentable square feet of the Premises, divided by 650,246 rentable square feet of the Complex), and (ii) “Tenant’s Proportionate Tower Share” shall be reduced from 36.85% to 28.68%, in each case for purposes of calculating Tenant's payments of Tax Increases and Cost Increases pursuant to Article 6 of the Lease, and Section 6.01(e) of the Lease is hereby amended accordingly.

(d)Electricity Charges.  To reflect the deletion of the Surrender Space from the Premises, Tenant shall pay the applicable utility company or provider, as and when due, throughout the Term, for all electricity usage in the Premises, as reduced by the Surrender Space, and Section 11.03 of the Lease is hereby amended accordingly.

(e)Parking.  To reflect the deletion of the Surrender Space from the Premises, Tenant's current 1,144 unreserved parking spaces (based on the ratio of 2.755 parking spaces per 1,000 rentable square feet of the Premises), as set forth in Section 5 of the First Amendment, shall be reduced to 1,048 unreserved parking spaces, and Section 11.06 of the Lease (as previously amended by Section 5 of the First Amendment) is hereby amended accordingly.

(f)Tenant Improvement Allowance.  To reflect the deletion of the Surrender Space from the Premises, the current Tenant Improvement Allowance in the amount of $41,329,213.00, as set forth in Section 3 of the First Amendment, shall be reduced by  $3,278,298.58, to a balance of $38,050,914.42, and Section 3.02 of the Lease (as previously amended by Section 3 of the First Amendment) is hereby amended accordingly.

(g)Options to Extend and Renew.  Tenant's five (5) consecutive options to extend and renew the Term for successive periods of five (5) years each shall apply to the Premises, as reduced by the Surrender Space, and not to any portion or portions of the Surrender Space, and Section 2.05 of the Lease is hereby amended accordingly.

(h)Twelfth Floor Balcony.  To reflect the deletion of the Surrender Space from the Premises, Tenant's exclusive use of and access to the balcony located on the twelfth (12th) floor of the Tower Building is hereby deleted and of no further force and effect, and Section 2.01(e) of the Lease is hereby amended accordingly.

5.Changes to Design and Work Items.  Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant hereby agree to the following items set forth on Exhibit B attached hereto.

6.Lender Approval Contingency.  Notwithstanding anything to the contrary contained herein, this Amendment is subject to and contingent upon Landlord obtaining Landlord's present Mortgagee's approval of this Amendment.  Landlord agrees to use good faith, commercially reasonable efforts to obtain said approval within thirty (30) days following the Effective Date.  If Landlord fails to obtain said approval within thirty (30) days following the Effective Date, Landlord and Tenant shall each have the option to terminate this Amendment, at any time, by written notice given to the other party.  Upon Tenant's written request, Landlord shall keep Tenant reasonably apprised of the status of said Mortgagee's approval.

7.Further Assurances.  Landlord and Tenant each hereby agree, at either party's written request, at any time and from time to time, and without charge, to execute and deliver any commercially reasonable instruments and to perform such commercially reasonable acts as may be requested by either party to carry out the intent of this Amendment, so long as any of the foregoing do not materially increase either party's costs, liabilities or obligations hereunder or materially decrease either party's rights hereunder.

8.Enforcement Costs.  In the event either party hereto engages in any disputes, claims, suits or proceedings against the other party in connection with any breach or enforcement of this Amendment, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable, out-of-pocket costs and expenses incurred in connection therewith, including, without limitation, reasonable attorneys' fees and costs.

9.Brokerage.  Tenant and Landlord hereby warrant and represent to the other that it has dealt with no broker(s), agents or consultants in connection with this Amendment, and each hereby agrees to indemnify, defend and hold the other harmless from and against any and all claims, costs or liabilities (including, without limitation, reasonable attorneys' fees and costs) for any brokerage commissions or other compensation asserted by any broker(s), agent(s), consultant(s) or party(ies) claiming to represent the indemnifying party for any commissions or compensation with respect to this Amendment.  Landlord's and Tenant's obligations under this Section shall survive the Term.

10.Miscellaneous.   This Amendment (and/or the Lease) shall not be modified or amended except by written agreement executed by both parties hereto.  All understandings and agreements previously made between the parties with respect to the subject matter of this Amendment are merged in this Amendment, which, together with the Lease, alone fully and completely expresses the agreement between Landlord and Tenant.  As hereby amended, Landlord and Tenant hereby ratify and confirm the Lease, which shall continue in full force and effect, subject to and in accordance with its terms.  If any provision or portion of this Amendment is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, regulation, administrative decision, or public policy, and if such court should declare such provision, or portion thereof, to be illegal, invalid, void or unenforceable as written, then it is the intention of the parties hereto that any such provision or portion thereof shall be given force to the fullest extent that it is legal, valid and enforceable, and the remainder of this Amendment shall be construed as if such illegal, invalid, unlawful void or unenforceable provision, or portion thereof, were not contained herein.  In the event of any conflicts or inconsistencies between the terms of the Lease, and the terms of this Lease (as amended by this Amendment), the terms of this Lease (as amended by this Amendment) shall govern and control in each instance.  This Amendment shall bind and inure to the benefit of the parties hereto, and their respective successors and assigns.  This Amendment shall not be binding on any party until both parties have executed and delivered duplicate counterparts of this Amendment.  This Amendment, along with the Lease, constitutes the entire agreement between the parties regarding the subject matters set forth herein, and no prior or contemporaneous agreements shall be of any force or effect.  This Amendment may be executed in individual, duplicate counterparts, which counterparts shall be deemed one and the same instrument.  This Amendment may also be executed and transmitted via facsimile, email or PDF, and any faxed, emailed or PDF'd signatures shall be deemed original signatures.  This Amendment shall be governed by and construed in accordance with the laws of the State of Connecticut.  The parties hereto consent to the non-exclusive jurisdiction of the State and Federal Courts located in the State of Connecticut.  Each party hereby warrants and represents that the person signing this Amendment on behalf of such party has full power and authority to do so and that such execution of this Amendment on behalf of such party has been duly authorized by all necessary and proper action of such party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first set forth above.

LANDLORD:

STAMFORD WASHINGTON OFFICE LLC

By: /s/ PETER S. DUNCAN

Peter S. Duncan

Its Manager, duly authorized and empowered

TENANT:

WORLD WRESTLING ENTERTAINMENT, INC.

By: /s/ KRISTINA SALEN

Kristina Salen

Its CFO, duly authorized and empowered

[Third Lease Amendment Agreement]

Exhibit A

Diagram of Surrender Space

Exhibit A-1

Exhibit B

Updated Design and Work Items

Notwithstanding anything to the contrary contained in the Lease, Tenant shall have the right, at Tenant’s sole cost and expense, to perform the following work on the terms and conditions set forth below:

1.

Tenant shall be entitled to install and maintain a single U.S. flag and accompanying pole on the roof of the Tower Building as depicted in the images and the WWE New HQ Design Update dated August 10, 2021 (the “Design Update”),  copies of which are attached hereto as Exhibit B-1,  subject to Landlord’s approval as to the location thereof and Tenant obtaining all requisite approvals and permits therefor.

2.

Tenant shall have the right to seek City of Stamford approvals to regrade the driveway of 707 Washington Boulevard, including the removal of the stairs, as depicted in the Design Update.  Landlord, at Tenant’s sole cost and expense, shall reasonably cooperate with Tenant in connection with seeking such approvals and Landlord shall participate in any decisions regarding the removal/installation of new bollards and the required re-grading for the removal of the steps.

3.

Tenant shall be entitled to install a new 400-ton chiller on the roof of the Tower Building pursuant to plans to be reasonably approved by Landlord, subject to Tenant obtaining all requisite approvals and permits therefor.

4.

Tenant shall have the right to create a secured executive parking area on parking Level B-1 pursuant to plans to be reasonably approved by Landlord, subject to Tenant obtaining all requisite approvals and permits therefor.  Tenant acknowledges and agrees that all parking spaces within any such secured area and any parking spaces lost by creating the secured area will count toward the total reserved parking spaces allocated to Tenant under the Lease.

5.

Tenant shall be entitled to install the 707 Washington Boulevard entry signage, including the title belt monument, as depicted in the Design Update, subject to Tenant obtaining all requisite approvals and permits therefor.

6.

Tenant shall be entitled to install roof arch accent lighting on both ends of the Pavilion building as depicted in the Design Update, subject to Tenant obtaining all requisite approvals and permits therefor.

7.	Tenant’s Tower Building sign facing Washington Boulevard shall remain on the signage band and shall not be relocated to the eastern most shadow box.

8.	Tenant’s east façade Tower Building sign location shall remain on the center of the face of the penthouse screen and to remain at 13’ 6” x 13’ 6”.

9.	Tenant shall be entitled to increase the size of the east façade Pavilion Building stair tower sign (facing Atlantic Street and originally 10’ x 10’) to 14’ x 14’ to match the 14’ x Exhibit B-1

14’ sign facing State Street and I-95, subject to Tenant obtaining all requisite approvals and permits therefor.

10.

Tenant shall be entitled to install charcoal gray rain screens on all three Pavilion Building stair towers as depicted in the Design Update, subject to (a) submitting the rain screen materials and details of installation for Landlord’s reasonable review and approval and (b) Tenant obtaining all requisite approvals and permits therefor.

11.

Tenant shall be entitled to renovate the street level elevator lobby at the ‘knuckle’ to match finishes used in the common areas outside of the conference center, subject to (a) submitting the proposed finishes and materials for Landlord’s reasonable review and approval and (b) Tenant obtaining all requisite approvals and permits therefor.

Exhibit B-2

Exhibit B-1

Copy of Design Update and Rooftop Flagpole Images

[attached]

6591311.1.docx 2/3/2022

Exhibit B-1-1